®

PRESS RELEASE

www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Laura Perry (Investors)
Stern Investor Relations, Inc.
(212) 362-1200
laura@sternir.com

FOR IMMEDIATE RELEASE

INHIBITEX OBTAINS LICENSE TO HCV POLYMERASE INHIBITORS

- Potent Nucleoside Analogues Augment Company’s Hepatitis C Program -

ATLANTA, GA – November 19, 2007 — Inhibitex, Inc. (Nasdaq: INHX) announced today that it has entered into an exclusive worldwide license agreement with Cardiff University in Wales, United Kingdom and Katholieke Universiteit in Leuven, Belgium for intellectual property covering a series of highly potent hepatitis C virus (HCV) polymerase inhibitors in exchange for an upfront license fee, future milestone payments and royalties on future net sales. Additional financial details of the transaction were not disclosed.

The licensed compounds include a series of nucleoside analogs that inhibit NS5b, an RNA-dependent RNA polymerase that is a critical enzyme in the lifecycle of HCV. In vitro studies using a HCV genotype 1b subgenomic replicon system demonstrate that these nucleoside analogues are among the most potent HCV polymerase inhibitors in development. The compounds were discovered in the laboratories of Professor Chris McGuigan, Chairman of Departmental Research Committee and Director of Research, Head of Medicinal Chemistry at Cardiff University and Professor Johan Neyts of the Laboratory of Virology and Chemotherapy of the Rega Institute for Medical Research of the Katholieke Universiteit, Leuven.

“The addition of these highly potent nucleoside polymerase inhibitors complement those we recently in-licensed from the University of Georgia and fully establishes a HCV program at Inhibitex,” stated Dr. Joseph M. Patti, Chief Scientific Officer. “Further, this exclusive license expands our collaborative relationships with two leaders in the field of antiviral research, Cardiff University and the Rega Institute. We are very pleased with the addition of these compounds to our pipeline, which includes a number of promising infectious disease development programs with the potential to provide meaningful benefits to large patient populations.”

About Hepatitis C

Hepatitis C is a chronic liver disease caused by infection with hepatitis C virus (HCV), which is transmitted primarily through blood or blood products. According to the World Health Organization, approximately 170 million people worldwide are infected with HCV, four million of which are in the United States. HCV is a leading cause of cirrhosis, liver cancer and liver failure.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the development of products that can treat, prevent or diagnose serious infections. In addition to its emerging antiviral pipeline that includes FV-100 to treat shingles (herpes zoster), HIV integrase inhibitors, HCV polymerase inhibitors and nucleoside analogues with antiviral activity against cytomegalovirus (CMV), the Company has several programs and collaborations based upon its proprietary MSCRAMM® protein platform. These include Aurexis®, a humanized monoclonal antibody being developed for the treatment, in combination with antibiotics, of serious Staphylococcus aureus bloodstream infections, including those caused by MRSA, as well as license agreements with Wyeth for the development of staphylococcal vaccines and 3M for the development of diagnostic products.

For additional information about Inhibitex, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding the potential for programs in the Company’s pipeline to provide benefits to large patient populations, are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to the continued successful development and the results of future studies of the Company’s development programs; expanding, maintaining and protecting the intellectual property incorporated into and supporting the Company’s development programs and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, or SEC, on March 16, 2007, and its Quarterly Report on Form 10-Q for March 31, 2007, as filed with the SEC on May 10, 2007, for June 30, 2007 as filed on August 9, 2007, and for September 30, 2007 as filed on November 9, 2007. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex®, MSCRAMM® and Aurexis® are registered trademarks of Inhibitex, Inc.

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